UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2006

BIOENVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24875 (Commission File Number)	13-4025857 (IRS Employer Identification No.)
345 Park Avenue, 41st Floor New York, New York (Address of principal executive offices)	10154 (Zip Code)
(212) 750-6700 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 12, 2006, Bioenvision, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Southern Research Institute (“SRI”) pursuant to which SRI granted the Company the exclusive license to its clofarabine patents and technology to develop and commercialize products in Japan, Indonesia, Malaysia, Taiwan, Hong Kong, Singapore, Vietnam, Cambodia, Thailand, Laos, Philippines, and South Korea (collectively, the “Asian Territories”). The Company will be responsible for developing products relating to the license, as well as obtaining regulatory approval for such products, in the Asian Territories, including all associated expenses.

In consideration for the license, the Company will, among other things, pay SRI $2.5 million within two days after the effective date of the Agreement. The Company will also pay SRI $1 million at the time either the Company or its sub-licensee obtains regulatory approval for clofarabine in any country within the Asian Territories. In addition, the Company will pay SRI royalty fees based on a percentage of net sales of its products in the Asian Territories, certain maintenance fees and a percentage of the sub-license revenue it receives. The Agreement will continue in effect unless earlier terminated by either the Company or SRI.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 which the Company intends to file in November 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioenvision, Inc.
By:	/s/ David P. Luci
David P. Luci
Chief Financial Officer, General Counsel and Corporate Secretary

Date:	September 18, 2006